                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]Preliminary Proxy Statement            [_]Confidential, for Use of the
                                             Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[_]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        ALLEGHENY TELEDYNE INCORPORATED
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                               [ATI Letterhead]

                                                              October [6], 1999

To our Stockholders:

   You are cordially invited to attend a Special Meeting of Stockholders to be held on Tuesday, November 2, 1999, in the Room 1000 Auditorium, 10th Floor, Two Mellon Bank Center, 435 Fifth Avenue, Pittsburgh, Pennsylvania.

   This booklet includes the notice of meeting and related proxy statement. Enclosed with this booklet are the following:

  . Proxy or voting instruction card (including instructions for telephone and internet voting)

  . Proxy or voting instruction card return envelope (postage paid if mailed in the U.S.)

   If you are a stockholder of record, you will also receive an admission ticket request card.

   As we have previously announced, we are in the process of spinning off our Aerospace and Electronics segment and our Consumer segment into independent, publicly-traded companies to be known as Teledyne Technologies Incorporated and Water Pik Technologies, Inc., respectively. In these spin-offs, you will receive one share of Teledyne Technologies common stock for every seven shares of Allegheny Teledyne common stock you own and one share of Water Pik Technologies common stock for every 20 shares of Allegheny Teledyne common stock you own, in each case as of the record date for the spin-offs. Separate Information Statements containing information about each spin-off and the business, management and financial performance of each new company are being provided to you separately.

   At this Special Meeting of Stockholders, you are being asked to approve a proposed amendment to Allegheny Teledyne's Restated Certificate of Incorporation to effect a one-for-two reverse split of Allegheny Teledyne common stock and to reduce the number of authorized shares of common stock. The amendment is intended to become effective concurrently with the distribution date for the spin-offs. We believe that this amendment, which will reduce outstanding shares by 50%, will result in a more appropriate number of outstanding shares and per-share market price for our common stock following the spin-offs.

   We will change our name to "Allegheny Technologies Incorporated" at the time of the spin-offs.

   Your vote is important! Approval of the reverse split and reduction of authorized shares will require the affirmative vote of holders of at least a majority of outstanding shares of common stock. Please read the proxy statement and vote your shares as soon as possible. We encourage you to take advantage of voting by telephone or internet as explained on the enclosed proxy or voting instruction card. Or, you may vote by completing, signing and returning your proxy or voting instruction card in the enclosed postage-paid envelope. It is important that you vote, whether you own a few or many shares and whether or not you plan to attend the meeting.

                                         Sincerely,

                                         Richard P. Simmons
                                         Chairman

                        ALLEGHENY TELEDYNE INCORPORATED

                   Notice of Special Meeting of Stockholders

Meeting Date:     November 2, 1999

Time:             9:00 A.M., Pittsburgh Time

Place:            Room 1000 Auditorium, 10th Floor
                  Two Mellon Bank Center (Union Trust Building)
                  435 Fifth Avenue
                  Pittsburgh, Pennsylvania

Record Date:      October 4, 1999

Agenda

1) Act on a proposal to amend the Company's Restated Certificate of Incorporation to effect a one-for-two reverse split of the Company's Common Stock and to reduce the number of authorized shares of Common Stock; and

2) Transaction of any other business properly brought before the meeting.

Stockholder List

A list of stockholders entitled to vote will be available during business hours for 10 days prior to the meeting at the Company's executive offices, 1000 Six PPG Place, Pittsburgh, Pennsylvania, for examination by any stockholder for any legally valid purpose.

Admission to the Meeting

Allegheny Teledyne stockholders or their authorized representatives by proxy may attend the meeting. If you are a stockholder of record and you plan to attend the meeting, please complete and promptly return the enclosed postage-paid ticket request card so an admission ticket can be mailed to you. If your shares are held through an intermediary such as a broker or a bank, you should present proof of your ownership at the meeting. Proof of ownership could include a proxy from your bank or broker or a copy of your account statement which shows your ownership of shares as of the record date for the meeting.

By order of the Board of Directors

Jon D. Walton
Senior Vice President, General Counsel
and Secretary

Dated: October [6], 1999

                              PROXY STATEMENT FOR
                        SPECIAL MEETING OF STOCKHOLDERS

VOTING PROCEDURES
--------------------------------------------------------------------------------

Who May Vote

   If you were a stockholder on the books of the Company at the close of business on October 4, 1999 you may vote at the special meeting. On that day,
there were           shares of our Common Stock outstanding.

   Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and be voted at the meeting.

Methods of Voting

   All stockholders may transmit their proxy votes by mail. Stockholders of record can also vote by telephone or internet. Stockholders who hold their shares through a bank or broker can vote by telephone or by internet if their bank or broker offers those options.

 . By Mail. Stockholders may complete, sign, date and return their proxy cards in the postage-paid envelope provided. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be voted as recommended by the Board of Directors.

 . By Telephone or Internet. Stockholders of record may vote by using the toll-free number or internet website address listed on the proxy card. Participants who hold stock in Company employee benefit plans also may vote by telephone or the internet. Your proxy card contains a Control Number that will identify you as a stockholder when you vote by telephone and internet procedures to vote your shares and to confirm that your votes were properly recorded. Please see your proxy card for specific instructions.

Revoking Your Proxy

   You may change your mind and revoke your proxy at any time before it is voted at the meeting by:

 . sending a written notice to revoke your proxy to the Secretary of the Company;

 . transmitting a proxy at a later date than your prior proxy either by mail, telephone or internet;

 . attending the meeting and voting in person or by proxy (except for shares held in the employee plans described below).

Voting by Employee Benefit Plan Participants

   Participants who hold Common Stock in one of the Company's defined contribution savings or retirement or stock ownership plans may tell the plan trustee how to vote the shares of Common Stock allocated to their accounts. You may either sign and return the voting instruction card provided by the plan or transmit your instructions by telephone or internet. If you do not transmit instructions, your shares will be voted as the plan administrator directs or as otherwise provided in the plan.

Voting Shares Held by Brokers, Banks and Other Nominees

   If you hold your shares in a broker, bank or other nominee account, you are a "beneficial owner" of Company Common Stock. In order to vote your shares, you must give voting instructions to your bank, broker or other intermediary who is the "nominee holder" of your shares. The Company asks brokers, banks and other nominee holders to obtain voting instructions from the beneficial owners of shares that are registered in the nominee's name. Proxies that are transmitted by nominee holders on behalf of beneficial owners will count toward a quorum and will be voted as instructed by the nominee holders.

Effect of Abstentions and Broker Non-Votes

   Abstentions and broker "non-votes" will have the effect of a negative vote on the proposal to amend the Company's Restated Certificate of Incorporation.

Confidential Voting Policy

   The Company maintains a policy of keeping stockholder votes confidential.

STOCK OWNERSHIP INFORMATION
--------------------------------------------------------------------------------

Five Percent Owners of Common Stock
--------------------------------------------------------------------------------

   As of August 31, 1999, the Company had received notice that the individuals and entities listed in the following table are beneficial owners of five percent or more of Company Common Stock.

   In general, "beneficial ownership" includes those shares a person has the power to vote or transfer, and options to acquire Common Stock that are exercisable currently or within 60 days.

                                                 Amount and Nature of Percent of
Name and Address of Beneficial Owner             Beneficial Ownership   Class
--------------------------------------------------------------------------------
J.P. Morgan & Co. Incorporated..................      21,564,200         11.3%
 60 Wall Street, New York, NY 10260

Richard P. Simmons..............................      16,197,157          8.5%
 1000 Six PPG Place, Pittsburgh, PA 15222

Caroline W. Singleton...........................      13,999,320          7.3%
 Sole Trustee of the Singleton Family Trust
 335 North Maple Drive, Beverly Hills, CA 90210

Scudder Kemper Investments, Inc.................      11,027,180          5.8%
 345 Park Avenue, New York, NY 10154

Capital Research and Management Company.........      10,150,400          5.3%
 333 South Hope Street, Los Angeles, CA 90071

--------
(a) J. P. Morgan & Co. Incorporated filed a Schedule 13F under the Securities Exchange Act of 1934 indicating that as of June 30, 1999 it beneficially owned 21,564,205 shares of Common Stock. including 15,924,800 shares as to which it had sole voting power and 158,369 shares as to which it had shared voting power.
(b) Mr. Simmons has the sole power to direct the voting of all of these shares, and sole power to direct the disposition of 8,031,710 of these shares. Mrs. Richard P. Simmons has the sole power to direct the disposition of 8,081,392 of these shares. The amount shown includes shares held for Mr. Simmons as of August 31, 1999 under the Company's Retirement Savings Plan and options to acquire 52,362 shares which Mr. Simmons may exercise within 60 days of August 31, 1999 under Company incentive stock plans. The amount shown does not include the shares which will be paid to Mr. Simmons as his base salary for 1999, in the annual amount of 45,000 shares, as directed by the Stock Incentive Award Subcommittee. Mr. Simmons disclaims beneficial ownership of shares, not shown in the table, owned by the R. P. Simmons Family Foundation and exercisable options to acquire 200,000 shares which he transferred as gifts to family members.
(c) Scudder Kemper Investments, Inc. filed a Schedule 13G dated February 12, 1999 indicating that as of December 31, 1998, it beneficially owned Common Stock as follows: 2,326,862 sole voting power; 7,974,265 shared voting power; 10,928,613 sole dispositive power; and 98,569 shared dispositive power.
(d) Capital Research and Management Company filed a Schedule 13G dated February 8, 1999 indicating that as of December 31, 1998, it held sole dispositive power, and no voting power, with respect to 10,150,400 shares of Common Stock as a result of acting as investment advisor to various registered investment companies.

Stock Ownership of Management
--------------------------------------------------------------------------------

   The following table shows the shares of Common Stock reported to the Company as beneficially owned as of August 31, 1999 by the directors and other insiders of the Company.

                                                              Total Shares--
                                  Shares    Shares That May  Percentage if 1%
                               Beneficially   be Acquired       or more of
Beneficial Owner                  Owned     Within 60 Days  Shares Outstanding
--------------------------------------------------------------------------------
Robert P. Bozzone............    5,071,466       23,000        5,094,496    2.7%
Paul S. Brentlinger..........        9,027        3,000           12,027
Frank V. Cahouet.............          192       49,812           50,004
Diane C. Creel...............        1,243       18,413           19,656
C. Fred Fetterolf............        6,847        3,000            9,847
Ray J. Groves................        2,054        4,973            7,027
Frank J. Lucchino............          334            0              334
W. Craig McClelland..........        8,950        3,000           11,950
Robert Mehrabian.............       50,538       15,326           65,864
James L. Murdy...............      117,585       46,000          163,585
William G. Ouchi.............        6,926       15,067           21,993
Charles J. Queenan, Jr.......      655,525        3,000          658,525
James E. Rohr................       10,623        3,000           13,623
Richard P. Simmons...........   16,144,795       52,362       16,197,157    8.5%
Jon D. Walton................       97,744       60,666          158,410
--------------------------------------------------------------------------------
All directors and other stat-
 utory insiders
 as a group..................   22,183,849      300,619       22,484,498   11.8%
--------------------------------------------------------------------------------


   Mr. Simmons' beneficial ownership is described in note (b) to the table under "Five Percent Owners of Common Stock" on page 3.

   The table includes shares held as of August 31, 1999 in the Company's Retirement Savings Plan for the accounts of Messrs. Bozzone, Mehrabian, Murdy, Simmons and Walton and shares held jointly with the named individual's spouse. The table does not include shares where beneficial ownership is disclaimed, including: 240,000 shares owned by Mr. Bozzone's wife; 71,700 shares owned by the Bozzone Family Foundation; 200 shares owned by Mr. Brentlinger's wife; 2,600 shares owned by the Fetterolf Family Foundation; 54,100 shares owned by Mr. Queenan's wife; and 7,400 shares owned by Mr. Walton's wife.

PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-TWO REVERSE SPLIT OF THE COMPANY'S COMMON STOCK AND TO REDUCE THE NUMBER OF AUTHORED SHARES OF COMMON STOCK
--------------------------------------------------------------------------------

   The Board of Directors has proposed an amendment to the Company's Restated Certificate of Incorporation that would effect a reverse stock split of the Company's Common Stock on the basis of one share of Common Stock for each two shares of presently outstanding Common Stock and reduce the authorized number of shares of Common Stock from 600,000,000 shares to 500,000,000 shares, thereby reducing the total number of authorized shares of capital stock from 650,000,000 shares to 550,000,000 shares. As of August 31, 1999, 190,354,162 shares of Common Stock were issued and outstanding, 7,583,502 shares were held in treasury and 402,062,336 shares were unissued. As of August 31, 1999, there were 6,642,242 shares of Common Stock reserved for issuance upon the exercise of outstanding options or delivery of performance shares under the Company's management and other incentive plans.

Reasons for the Proposed Reverse
Stock Split

   The Company is in the process of spinning off its Aerospace and Electronics segment and its Consumer segment into independent, publicly-traded companies to be known as Teledyne Technologies Incorporated and Water Pik Technologies, Inc., respectively. Revenues attributable to these operations in 1998 represented approximately 27% of our total sales from continuing operations for that year.

   The principal purpose of the proposed amendment is to reduce the number of shares of Common Stock outstanding. The Board of Directors believes that the total number of shares currently outstanding will be disproportionately large relative to the Company's size following the pending spin-offs of Teledyne Technologies and Water Pik Technologies. The amendment is intended to coincide with the distribution date for the spin-offs.

   Our Board of Directors believes that per share market prices of a common stock can affect its acceptability by portions of the financial community and the investing public. The number of shares of a stock outstanding should not, by itself, affect its marketability, the type of investor who acquires it or the company's reputation in the financial community. However, certain types of investors look upon lower priced stocks as possibly speculative in nature and, as a matter of policy, avoid investment in such stocks. Marketability of lower-priced shares can also be adversely affected by the reluctance of many leading brokerage firms to recommend these stocks to their clients.

   The reverse stock split is intended to reduce outstanding shares by one-half to a number the Board of Directors believes appropriate for the Company following the spin-offs of Teledyne Technologies and Water Pik Technologies. In addition, while we cannot assure you that the price of the Common Stock after the reverse split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposed reverse stock split is intended to result in a price level for the Common Stock that will maintain and enhance investor interest subsequent to the spin-offs.

Principal Effects

   The principal effects of the proposed reverse stock split would be the following:

   Based upon 190,354,162 shares of Common Stock outstanding on August 31, 1999, the proposed one-for-two reverse stock split would decrease the outstanding shares of Common Stock by 50%, and thereafter approximately 95,177,081 shares of Common Stock would be outstanding. The proposed reverse stock split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The proposed reverse stock split will not affect the registration of the Common Stock under the Securities Exchange Act of 1934 or the listing of the Common Stock on the New York Stock Exchange.

   Our Board of Directors has preliminarily determined that, following the spin-offs and the reverse stock split, the initial rate of regular quarterly cash dividends on our Common Stock will be $.20 per share (the equivalent of approximately $.10 per share on a pre-reverse split basis). We cannot assure you that this or any other specific level of dividends on our Common Stock will be declared or maintained. The declaration of future dividends by our Board of Directors will depend on our results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors that our Board of Directors deems relevant.

   The reverse stock split may leave certain stockholders with one or more "odd lots" of Company Common Stock, i.e., stock in amounts of less than 100 shares. These shares may be more difficult to sell, or require a greater commission per share to sell, than shares in even multiplies of 100.

   As of August 31, 1999, there were outstanding options to purchase shares and outstanding grants on a contingent basis to deliver performance shares under the Company's management and other incentive plans relating to an aggregate of 6,642,242 shares of Common Stock. On that date 3,054,950 shares of Common Stock remained available for grant under such plans. All of the outstanding options and other grants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split by appropriate action of the Personnel and Compensation Committee of the Company's Board of Directors. If the proposed one-for-two reverse split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options and other outstanding grants a total of 3,321,121 shares of Common Stock. Each of the outstanding options would thereafter evidence the right to purchase 50% of the shares of Common Stock previously covered thereby and the exercise price per share would be twice the previous exercise price. Each of the outstanding grants of performance shares would thereafter evidence the contingent obligation to deliver 50% of the shares of Common Stock previously covered thereby.

   The following table illustrates the principal effects of the proposed reverse stock split discussed in the preceding paragraphs:

                                                     Prior to        After
                                                  Reverse Split  Reverse Split
                Number of Shares                  and Amendment  and Amendment
                 of Common Stock                  to Certificate to Certificate
                ----------------                  -------------- --------------
Authorized.......................................  600,000,000    500,000,000
Outstanding......................................  190,354,162     95,177,081
Reserved for future issuance upon exercise of
 options or delivery of performance shares under
 management and other incentive plans............    6,642,242      3,321,121
Reserved for issuance in connection with future
 grants under management and other incentive
 plans...........................................    3,054,950      1,527,475
Available for future issuance by action of the
 Board of Directors (after giving effect to the
 above reservations).............................  399,948,646    399,974,323

   Assuming the proposed amendment to the Certificate effecting the reverse stock split and reducing the authorized number of shares of Common Stock is approved, a Certificate of Amendment amending the Certificate as set forth in Appendix A to this Proxy Statement is expected to be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"). The amendment and the proposed reverse stock split would become effective upon the date of filing (the "Effective Date"). We expect to file the Certificate of Amendment on or about the distribution date for the spin-offs of Teledyne Technologies and Water Pik Technologies.

Exchange of Stock Certificates and Elimination of Fractional Share Interests

   As soon as possible after the Effective Date, holders of Common Stock will be notified and requested to surrender their present Common Stock certificates for new certificates representing the number of whole shares of Common Stock after the reverse split. Until so surrendered, each current certificate representing shares of Common Stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of Common Stock in the appropriately reduced whole number of shares. ChaseMellon Shareholder Services, L.L.C. will be appointed exchange agent (the "Exchange Agent") to act for stockholders in effecting the exchange of their certificates.

   No scrip or fractional share certificates for Common Stock will be issued in connection with the reverse split. Instead, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Exchange Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse split. Sales of fractional interests will be effected by the Exchange Agent as soon as practicable on the basis of prevailing market prices of the Common Stock on the New York Stock Exchange at the time of sale. After the Effective Date, the Exchange Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

Federal Income Tax Consequences

   Following is a general discussion of certain federal income tax consequences of the proposed reverse split of Company Common Stock. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to holders of Common Stock and is not intended to be applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies, tax-exempt organizations and foreign persons, may be subject to special rules. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Holders of Common Stock are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the proposed reverse stock split.

   The proposed reverse stock split is intended to be a tax-free recapitalization for the Company and its stockholders.

   The new shares of Common Stock in the hands of a stockholder will have an aggregate basis for computing gains or loss equal to the aggregate basis of shares of Common Stock held by that stockholder immediately prior to the proposed reverse stock split reduced by the amount of proceeds, if any, received from the sale of fractional interests and increased by any gain recognized on that sale.

   A stockholder's holding period for the new shares of Common Stock will be the same as the holding period for the shares of Common Stock exchanged therefor.

   Stockholders who receive cash for all of their holdings (as a result of owning fewer than two shares) will recognize a gain or loss for federal income tax purposes as a result of the disposition of their shares of Common Stock. Although the tax consequences to stockholders who receive cash for some of their holdings are not entirely certain, those stockholders in all likelihood will recognize a gain or loss for federal income tax purposes as a result of the disposition of a portion of their shares of Common Stock. In either case, the amount of the gain or loss will be equal to the difference between the cash received upon the disposition and the tax basis of the shares disposed of. Stockholders who do not receive any cash for their holdings will not recognize any gain or loss for federal income tax purposes as a result of the proposed reverse stock split.

Vote Required

   Approval of the proposed amendment requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Common Stock.

                                     * * *

   The foregoing summary of the proposed amendment is qualified in its entirety by reference to its complete text, which is set forth as Appendix A to this Proxy Statement.

   The Board of Directors recommends a vote "FOR" the following resolution which will be presented at the meeting.

   "RESOLVED, that the amendment modifying the Company's Restated Certificate of Incorporation to conform to Appendix A of the Proxy Statement for this meeting is hereby adopted and approved in all respects."

   The Board of Directors reserves the right to abandon the proposed amendment without further action by the stockholders at any time prior to the filing of the amendment with the Delaware Secretary of State notwithstanding authorization of the proposed amendment by the stockholders.

OTHER INFORMATION
--------------------------------------------------------------------------------

Special Meeting and Stockholder Proposals

   Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders intended to be present at the 2000 Annual Meeting of Stockholders must be received no later than November 19, 1999 for inclusion in the proxy statement and proxy card for that meeting. In addition, the Company's Certificate of Incorporation provides that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Corporate Secretary. To be timely, a stockholders' notice must be delivered to the Secretary not less than 75 days and not more than 90 days prior to the first anniversary of the preceding year's annual meeting which, in the case of the 2000 Annual Meeting of Stockholders, would be no earlier than February 11, 2000 and no later than February 28, 2000. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date to be timely, notice by the stockholder must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The Company's Certificate of Incorporation also requires that such notice contain certain additional information. Copies of the Certificate of Incorporation can be obtained without charge from the Senior Vice President, General Counsel and Secretary.

Proxy Solicitation

   The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending these proxy materials to our beneficial stockholders whose stock is registered in the nominee's name.

   The Company has engaged Morrow & Co. to help solicit proxies from brokers,
banks and other nominee holders of the Common Stock at a cost of $         plus
expenses. Our employees may also solicit proxies for no additional compensation.

By order of the Board of Directors

Jon D. Walton
Senior Vice President, General Counsel and Secretary

Dated: October [6], 1999

                                                                     APPENDIX A

      The first sentence of Article FOUR of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred Fifty Million (550,000,000), consisting of Five Hundred Million (500,000,000) shares of Common Stock, par value ten cents ($.10) per share (the "Common Stock"), and Fifty Million (50,000,000) shares of Preferred Stock, par value ten cents ($.10) per share (the "Preferred Stock").

      Effective as of the close of business on the date of filing of this Amendment to the Restated Certificate of Incorporation (the "Effective Time"), each two (2) issued and outstanding shares of Common Stock shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock (the "Reverse Stock Split"). The par value of the Common Stock shall not be affected by the Reverse Stock Split. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares into which the shares of Common Stock represented by such certificate shall have been combined. No fractional shares or scrip shall be issued by reason of this Amendment.

                        ALLEGHENY TELEDYNE INCORPORATED
                           PROXY FOR SPECIAL MEETING
      Solicited on Behalf of the Board of Directors of Allegheny Teledyne
                                  Incorporated

The undersigned hereby appoints James L. Murdy, Mary W. Snyder and Jon D. Walton or any of them, each with power of substitution and revocation, proxies or proxy to vote all shares of Common Stock which the registered stockholder named therein is entitled to vote with all powers which the stockholder would possess if personally present at the Special Meeting of Stockholders of Allegheny Teledyne Incorporated on November 2, 1999, and any adjournments thereof, upon the matters set forth on the reverse side of this card and, in their discretion, upon such other matters as may properly come before such meeting.

STOCKHOLDERS MAY VOTE BY TOLL-FREE TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE. OR, STOCKHOLDERS MAY VOTE BY COMPLETING, DATING AND SIGNING THIS PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

If you wish to use this card to vote your shares, please vote, date and sign on the reverse side.

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                           * FOLD AND DETACH HERE *

                              [ATI LETTERHEAD]

   Dear Stockholder:

     Enclosed are materials relating to the Allegheny Teledyne
   Incorporated Special Meeting of Stockholders. The Notice of Meeting and Proxy Statement describe the formal business to be transacted at the meeting.

     Your vote is important. Please vote your proxy promptly whether or not you expect to attend the meeting. You may vote by toll-free telephone, by internet or signing and returning the proxy card (above) in the enclosed postage-paid envelope

                                    Jon D. Walton

                                    Senior Vice President, General Counsel and
                                    Secretary

If you sign and return this card but do not specify a vote, the proxies will vote FOR the following item and in their discretion on other matters:

  Proposal to amend Restated Certificate of Incorporation to effect one-for-two reverse stock split and to reduce the number of authorized shares of common stock.
                      FOR              AGAINST           ABSTAIN
                      [_]                [_]               [_]



                                    DATE                                , 1999
                                         ------------------------------

                                    -----------------------------------------

                                    -----------------------------------------
                                                (Signature or Signatures)

                                    Please sign EXACTLY as your name
                                    appears on the left. When signing as a
                                    fiduciary or corporate officer, give
                                    full title. For joint accounts, please
                                    furnish both signatures.

 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                           * FOLD AND DETACH HERE *
                 YOUR VOTE IS IMPORTANT, PLEASE VOTE PROMPTLY
                           You can vote three ways:

1. Call toll-free 1-800-840-1208 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. or

2. Vote by internet at our internet address: http://www.eproxy.com/alt or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                         VOTE BY TELEPHONE OR INTERNET

   **IF YOU WISH TO VOTE YOUR SHARES BY TELEPHONE OR INTERNET, PLEASE FOLLOW
    THE INSTRUCTIONS BELOW:

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE: FOR U.S. STOCKHOLDERS ONLY, CALL TOLL-FREE ON A TOUCH-TONE
               TELEPHONE 1-800-840-1208 ANYTIME. THERE IS NO CHARGE TO YOU FOR THIS CALL.
               You will be asked to enter a Control Number which is located in the box in the lower right corner of this form. After entering your Control Number you will hear these instructions.

   To vote FOR the Amendment to Allegheny Teledyne's Restated Certificate
   Incorporation, press 1; AGAINST, press 9, ABSTAIN, press   .
   You must confirm your vote, when asked, by pressing 1.

VOTE BY INTERNET:  THE WEB ADDRESS IS http://www.eproxy.com/alt

RETURN THE ABOVE PROXY CARD ONLY IF YOU
DO NOT VOTE BY TELEPHONE OR INTERNET
THANK YOU FOR VOTING.